  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2016

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55605

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On October 27, 2016, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the 3M property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of 3M Property
On October 25, 2016, the Registrant acquired a single story, Class "A" distribution and warehouse property consisting of 978,120 net rentable square feet situated on a 49.71-acre site located in DeKalb, Illinois (the "3M property"). The 3M property is currently leased in its entirety to 3M Company ("3M"). The purchase price for the 3M property was approximately $69.4 million, plus closing costs. The purchase price plus closing costs and certain acquisition expenses to third parties (reduced by certain adjustments, credits, and previous deposits) were funded with proceeds from the Registrant's public offering and a draw of $54.0 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, N.A. serves as administrative agent and JPMorgan Chase Bank, N.A. serves as syndication agent. The Registrant's advisor earned approximately $2.3 million in acquisition fees (including the Contingent Advisor Payment, as such term is defined in the Registrant's advisory agreement, as amended) in connection with the acquisition of the 3M property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.17 million in connection with the acquisition of the 3M property, approximately $0.13 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.04 million of which was paid to unaffiliated third parties.
3M operates as a diversified technology company worldwide. 3M products are sold through a number of distribution channels in a variety of industries, with operations in over 70 countries, sales in over 200 countries, and over 89,000 employees worldwide. 3M (NYSE: MMM) is ranked #93 on the 2016 Fortune 500 List, maintains an investment-grade credit rating of 'AA-' from Standard and Poor's and 'A1' from Moody's, and is one of only 30 companies comprising the Dow Jones Industrial Average (DJIA).
The 3M property is located within the Park 88 Business Park ("Park 88") in DeKalb, Illinois approximately 58 miles west of Chicago within the I-39 Logistics Corridor, which provides access to the major Midwest distribution hubs in Chicago, Indianapolis, Milwaukee, Minneapolis, St. Louis, Detroit, and the Ohio Valley. The property was a build-to-suit for 3M completed in August 2016 and is 3M's largest distribution facility in DeKalb. 3M currently has three contiguous distribution centers within Park 88, offering 3M synergies not readily available in other locations. In addition, 3M has over 60,000 stock keeping units (SKUs) sold in markets worldwide, and it is estimated that approximately two-thirds of these products will be stored and distributed from the property. The Registrant believes the 3M property is a business essential facility to 3M's overall operations due to its significant locational benefits, the operational efficiency provided through its contiguous distribution facilities, and the functions performed therein.
The 3M lease is an absolute net lease with a remaining term of 10 years upon the Registrant's acquisition, expiring in October 2026. The forward 12-months' rent is approximately $4.4 million with 2.0% annual rental rate increases for the remaining duration of the lease. Under the 3M lease, 3M has two five-year, fixed-rate renewal options continuing at a 2.0% increase over the last contractual rate, no termination option, and a right of first offer, subject to certain conditions. In addition, the 3M property is subject to a Tax Abatement Agreement with the City of DeKalb that provides for an abatement of a portion of the real estate taxes assessed on the 3M property for the full tax year following the final occupancy permit for a five-year period. The Tax Abatement Agreement is based on a sliding scale and is subject to certain conditions, such as the employment of 250 full-time permanent employees at the 3M property during the duration of the agreement.

The initial capitalization rate on 3M's year one income is 6.28%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from 3M including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that 3M will perform its obligations under its lease agreements during the first year of its lease with the Registrant.
3M will be responsible for managing the 3M property. Griffin Capital Essential Asset Property Management II, LLC will be paid an oversight fee in an amount of 1.0% of the gross monthly revenues collected from the 3M property.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding 3M property dated October 27, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: October 27, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary